Exhibit 99.1

Lt. General (Ret.) Thomas Bostick Appointed to CSX Corp. Board of Directors

JACKSONVILLE, Fla. - October 8, 2020 - CSX Corp. (NASDAQ: CSX) today announced that Lt. General (Ret.) Thomas Bostick has been appointed to the company’s board of directors, effective immediately.

“We are honored to have Tom join the CSX board of directors,” said John Zillmer, chairman of the board. “Tom’s exemplary background of service and leadership will provide the board with an enriching perspective as we guide CSX toward a future of sustainable growth.”

Bostick served in the U.S. Army for 38 years. He served as the Chief of Engineers and Commanding General of the U.S. Army Corps of Engineers. After retiring from the military, Bostick was Chief Operating Officer of Intrexon and President of Intrexon Bioengineering (NASDAQ: XON; now Precigen NASDAQ: PGEN).

Bostick is a member of the boards of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI), HireVue and Streamside Systems. He earned a Bachelor of Science degree from the United States Military Academy at West Point, Master of Science degrees in both civil and mechanical engineering from Stanford University and a doctorate in systems engineering from The George Washington University. Bostick is a member of the National Academy of Engineering.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corp. and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Contact:

Bill Slater, Investor Relations

904-359-1334

Bryan Tucker, Corporate Communications

855-955-6397